EX-28.g.ii

Advisers Investment Trust

Lion Global Investors, Ltd.

March 12, 2013

•	Japanese Government Bond holdings in the Bank of Japan Book-Entry System

•	Book-Entry Corporate Bond holdings in the Japan Securities Depository Center, Inc. Book-Entry Transfer System

•	Book-Entry Stock holdings in the Japan Securities Depository Center, Inc. Book-Entry Transfer System

Japanese Government Bond holdings in the Bank of Japan Book-Entry System

There are two systems in Japan for holding Japanese Government Bonds (“JGBs”). Historically, all JGBs held by foreign investors have been held in the Bank of Japan Toroku-sai system in physical form. However, ninety-nine percent of all issued JGBs are now held as book-entries (Furiketsu-sai JGB) in the Bank of Japan book-entry system (the “BOJ System”) operating since 27 January 2003.

To be eligible for tax exemption, investors must hold JGBs in the BOJ System. The types of entities eligible for tax exemption on JGBs and supporting documentation required to be submitted with a tax exemption application are detailed in the attached Appendix I.

The Bank of Japan requires investors to authorise their Foreign Financial Intermediary in the form of their global custodian such as The Northern Trust Company (“Northern Trust”), to enter JGBs into the BOJ System using prescribed documentation. The JGBs will be held in a client taxable account or client non-taxable account depending on the tax status of the underlying investor.

Book-Entry Corporate Bond holdings in the Japan Securities Depository Center, Inc. Book-Entry Transfer System

With effect from 10 January 2006, the Japan Securities Depository Center, Inc. (“JASDEC”) started operating its Book-entry Transfer System for Corporate Bonds, etc. (the “JASDEC System”).

In order to operate within this JASDEC System, JASDEC requires investors to authorise an approved account management institution such as Northern Trust to settle and enter the eligible corporate bonds and municipal bonds (“Corporate Bonds”) into the JASDEC System in the manner prescribed by JASDEC.

Book-Entry Stock holdings (in the form of convertible bonds) in the Japan Securities Depository Center, Inc. Book-Entry Transfer System

With effect from 5 January 2009, JASDEC started operating its Book-entry Transfer System for Stocks, etc. (the “Transfer System for Stocks”).

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In order to operate within the Transfer System for Stocks, JASDEC requires investors to authorise an approved account management institution such as Northern Trust to settle and enter the eligible stocks, etc. (for the purposes of this letter, in the form of convertible bonds only) (the “Convertible Bonds”) into the Transfer System for Stocks in the manner prescribed by JASDEC.

Withholding Tax Exemption

In addition to the above and as provided in Appendix I, to be eligible for any tax exemption with respect to JGBs, Corporate Bonds and/or Convertible Bonds as applicable and to the extent permitted by relevant tax regulations, we require you to make the representations and warranties contained at paragraph 4.1 of the attached Terms and Conditions.

Together with these representations and warranties, in order to lodge JGBs into the BOJ System, Corporate Bonds into the JASDEC System, and Convertible Bonds into the Transfer System for Stocks, we require you to sign in duplicate and return to us the attached Terms and Conditions.

Yours sincerely

Bryan Rooney

2nd Vice President

on behalf of The Northern Trust Company

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The Northern Trust Company

50 South LaSalle Street

Chicago, IL 60603

March 12, 2013

Terms and Conditions Applicable to the JGB Book-entry System, Corporate Bond Book-

entry Transfer System and Stock Book-entry Transfer System

Dear Sirs

Further to the custody agreement (the “Agreement”) signed with The Northern Trust Company (“Northern Trust”) dated March 12, 2013, we (the “Customer”) acknowledge and agree the following terms and conditions (“Terms and Conditions”) shall apply for transactions with respect to:

(i)	Book-Entry Japanese Government Securities (“furiketsu kokusai” as defined in Article 2, Item 2 of the BOJ Regulations (defined below) (the “Book-Entry JGSs”) including Japanese Government Bonds (“JGBs”) executed through and held in the JGB Book-entry System (the “BOJ System”) administered by the Bank of Japan;

(ii)	Book-Entry Corporate Bonds (“ippan sai” as defined in Article 2, Item 4 of the Corporate Bonds Regulations (defined below), including certain corporate bonds and municipal bonds) (“Corporate Bonds”), executed through and held in the Book-Entry Transfer System for Corporate Bonds, etc., (the “JASDEC System”) administered by the Japan Securities Depository Center, Inc. (“JASDEC”); and/or

(iii)	Book-Entry Stocks, etc. (for the purposes of this letter, in the form of convertible bonds only, referred to in the Stock Regulations (defined below) as “Book Entry Bonds with Share Option”) (“Convertible Bonds”) settled through and held in the Book-Entry Transfer System for Stocks, etc., (the “Transfer System for Stocks”) administered by JASDEC.

Unless otherwise provided for herein, the defined terms set out in these Terms and Conditions shall have the same meaning attributed to those terms in Article 20 of the Bank of Japan Regulations concerning the JGB Book-Entry System (the “BOJ Regulations”), Article 26 of JASDEC’s Business Regulations Relating to Corporate Bonds, etc. (the “Corporate Bonds Regulations”), and Article 25 of JASDEC’s Business Regulations concerning Book-Entry Transfer of Stocks, etc. (the “Stocks Regulations”), as applicable.

1.	Terms and conditions applicable to the BOJ System

Northern Trust is a Foreign Indirect Participant within the meaning of the BOJ Regulations. Northern Trust’s sub-custodian, The Hong Kong and Shanghai Banking

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Corporation Limited (“HSBC”), is a Direct Participant within the meaning of the BOJ Regulations.

1.1.	The Customer’s Account shall be established and treated in accordance with the BOJ System, the Law Concerning Book-Entry Transfer of Corporate Bonds, Stock and Other Securities (the “Law”), the BOJ Regulations and other laws and regulations, together with other matters determined by the Bank of Japan in respect of the BOJ System;

1.2.	Only the Book-Entry JGSs to which the Customer has rights to shall be described or recorded in the Customer’s Account (excluding Northern Trust’s Account (Customer ledger));

1.3.	The Customer may apply to Northern Trust for transfer (excluding in connection with any prohibited assignment or pledge or any transfer otherwise specified by the Bank of Japan) of the Book-Entry JGSs described or recorded in the Customer’s Account (excluding the Book-Entry JGSs of which transfer or application thereof is prohibited); provided such transfer shall not be made during the period determined by the Bank of Japan, within the scope from three (3) business days prior to the date of redemption or date of interest payment of the Book-Entry JGSs through the immediately preceding business day thereof;

1.4.	If the Customer falls under the requirements specified by the Minister of Finance (Article 93, paragraph 3 of the Law), the Customer may apply to Northern Trust for separation of the Book-Entry JGSs Eligible for STRIPS described or recorded in the subdivisions of the Customer’s Account determined by the Bank of Japan (excluding the Book-Entry JGSs Eligible for STRIPS of which separation or application thereof is prohibited); provided such separation shall not be made within the scope from three (3) business days prior to the date of redemption or date of interest payment of the Book-Entry JGSs Eligible for STRIPS through the immediately preceding business day thereof;

1.5.	If the Customer falls under the requirements specified by the Minister of Finance (Article 93, paragraph 3 of the Law), the Customer may apply to Northern Trust for Consolidation of the Separated Principal Components and Separated Coupon Components described or recorded in the subdivisions of the Customer’s Account determined by the Bank of Japan (excluding the Separated Principal Components and Separated Coupon Components of which Consolidation or application thereof is prohibited); provided such Consolidation shall not be made within the scope from three (3) business days prior to the date of redemption or date of interest payment of the Book-Entry JGSs Eligible for STRIPS having the same name and number as the Separated Principal Components through the immediately preceding business day thereof;

1.6.	If redemption (in the case of the Separated Coupon Components, payment of interest) is made in respect of the Book-Entry JGSs described or recorded in the Customer’s Account, the Customer shall be deemed to have applied to Northern Trust for deletion of the Book-Entry JGSs;

1.7.	Principal and interest of the Book-Entry JGSs described or recorded in the Customer’s Account (excluding the Book-Entry JGSs of which obliteration or

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application thereof is prohibited) shall be received by Northern Trust on behalf of the Customer, and distributed to the Customer;

1.8.	Northern Trust and the Customer confirm, (i) Northern Trust authorises HSBC to receive such principal and interest on behalf of Northern Trust for the Customer as provided for at 1.7 above, and (ii) HSBC authorises the Bank of Japan to receive same.

1.9.	If there is any change in name or address of the Customer, the Customer shall immediately notify Northern Trust;

1.10.	The restriction on transfer provided for at 1.3 above may be limited to those requiring description or record of the decrease and increase of the amount in HSBC’s Accounts; and

1.11.	Notwithstanding 1.7 above, Northern Trust may agree with the Customer, upon request by the Customer, to distribute all or any part of interest on the Book-Entry JGSs entered or recorded in the Customer’s Account (excluding the Book-Entry JGSs of which obliteration or application is prohibited) to any person other than the Customer.

In the event of any inconsistency between the above Terms and Conditions and Article 20 of the BOJ Regulations, Article 20 shall prevail.

2.	Terms and conditions applicable to the JASDEC System

Northern Trust is an Indirect Account Management Institution within the meaning of the Corporate Bonds Regulations. HSBC is the Nearest Upper Positioned Institution of Northern Trust and JASDEC Participant as well as Account Management Institution within the meaning of the Corporate Bonds Regulations.

2.1.	The Customer’s account shall be opened under the JASDEC System, and in connection with the handling of the Customer’s account, Northern Trust and the Customer shall comply with the provisions of the Agreement, the Terms and Conditions, the Corporate Bonds Regulations, the Law and other laws and ordinances, and other provisions prescribed by JASDEC in connection with the JASDEC System;

2.2.	The Customer shall submit to Northern Trust documents, etc., necessary for the confirmation of the Customer’s identity in accordance with the provisions of Article 24, Paragraph 3 of the Corporate Bonds Regulations;

2.3.	Only those Corporate Bonds the Customer has rights to shall be recorded in the Customer’s account;

2.4.	If any change to the Customer’s name/trade name or address occurs, the Customer shall so notify Northern Trust without delay;

2.5.

The Customer shall have the right to request Northern Trust to make book-entry transfers with respect to those Corporate Bonds (other than those subject to attachment and with respect to which book-entry transfers and applications

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thereof are prohibited), recorded in the Customer’s account; provided the Customer may not make any application for a book-entry transfer relating to Corporate Bonds to be implemented on the applicable Corporate Bonds redemption due date, pre-maturity redemption due date, or the business day immediately preceding the redemption due date, the pre-maturity redemption due date, fixed date redemption due date, or the interest payment due date;

2.6.	If any Corporate Bonds recorded in the Customer’s account are to be redeemed or pre-maturely redeemed, the Customer shall request Northern Trust to complete the procedures to delete such Corporate Bonds pursuant to the provisions of Article 58-25 of the Corporate Bonds Regulations;

2.7.	The redemption amounts (including amounts received upon pre-mature redemptions and fixed date redemptions) and interest relating to those JASDEC-Related Issues (i.e. the issue of Corporate Bonds whereby redemption amounts and interest are handled pursuant to the provisions of Chapter 6-2, Part 7 of the Corporate Bonds Regulations) (other than those subject to attachment and to which deletion and applications thereof are prohibited), recorded in the Customer’s account, shall be received by Northern Trust on behalf of the Customer pursuant to the provisions of Article 58-31 of the Corporate Bonds Regulations, and distributed to the Customer;

2.8.	If Northern Trust does not handle any of the issues of Corporate Bonds, which are handled by JASDEC, under the provisions of Article 8-2 of the Corporate Bonds Regulations (limited to those instances where it does not constitute an unfair discriminatory practice prescribed in Article 14 of the Law, which is mutatis mutandis applied to Article 46 of the Law), Northern Trust shall so notify the Customer;

2.9.	If the Customer makes an application for a book-entry transfer relating to Non-JASDEC-Related Issues recorded in the Customer’s account, the Customer shall so notify Northern Trust in advance; and

2.10.	Notwithstanding 2.7 above, Northern Trust shall distribute some or all of the interest relating to JASDEC-Related Issues (other than those subject to attachment and those with respect to which deletion and applications thereof are prohibited), recorded in the Customer’s account, to a person other than the Customer pursuant to the Customer’s request.

In the event of any inconsistency between the above Terms and Conditions and Article 26 of the Corporate Bonds Regulations, Article 26 shall prevail.

3.	Terms and conditions applicable to the Transfer System for Stocks

Northern Trust is an Indirect Account Management Institution within the meaning of the Stocks Regulations. HSBC is the Nearest Upper Positioned Institution of Northern Trust and JASDEC Participant as well as Account Management Institution within the meaning of the Stocks Regulations.

3.1.	The Customer’s account shall be opened under the Transfer System for Stocks; and, in connection with the handling of the Customer’s account and other

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matters related to the Transfer System for Stocks, the parties shall comply with the provisions of the Agreement, the Terms and Conditions, as well as the Law, the Stocks Regulations, the Enforcement Rules on the Stocks Regulations, other laws and ordinances, and other provisions prescribed by JASDEC in connection with the Transfer System for Stocks;

3.2.	The Customer shall submit to Northern Trust documents necessary for the confirmation of the Customer’s identity in accordance with the provisions of Article 24, Paragraph 3 of the Stocks Regulations;

3.3.	The Customer shall agree to the method for handling the information related to the Customer prescribed in the Stocks Regulations or other provisions prescribed by JASDEC in connection with the Transfer System for Stocks;

3.4.	Only those Book-Entry Stocks, etc. the Customer has rights to shall be described or recorded in the Customer’s account;

3.5.	If any change to the Customer’s name/trade name or address occurs, the Customer shall so notify Northern Trust without delay;

3.6.

When JASDEC notifies Northern Trust there has been a change in the name/trade name or address of the Customer, or the Customer is a foreign national, etc.[i] of a Foreign Ownership Limitation Issue or the Customer ceases to be a foreign national, etc., the Customer shall agree to amend the descriptions or records in the Transfer Account Book maintained by Northern Trust;

3.7.	When the Customer is a foreign national, etc. of a Foreign Ownership Limitation Issue, the Customer shall present documentary evidence to that effect to Northern Trust;

3.8.	The Customer shall delegate to Northern Trust to provide agency services when the Customer registers a representative, an agent, or other matters with the issuer;

3.9.

The Customer shall agree the agency business for registration with the issuer mentioned in 3.8. above will be implemented at the time of the General Shareholders Notification (as prescribed in Article 149, Paragraph 1 of the Stocks Regulations), the General Bondholders of the Bonds with Share Option Notification (as prescribed in Article 245, Paragraph 1 of the Stocks Regulations), the General Share Option Holders Notification (as prescribed in Article 245, Paragraph 1 which is applied mutatis mutandis by reading of terms under Article 263 of the Stocks Regulations), the General Investment Unit Holders Notification (as prescribed in Article 149, Paragraph 1 which is applied mutatis mutandis by reading of terms under Article 271, Paragraph 1 of the Stocks Regulations), the General Preferred Equity Investment Holders Notification (as prescribed in Article 149, Paragraph 1 which is applied mutatis mutandis by reading of terms under Article 272, Paragraph 1 of the Stocks Regulations), or agency services for request of registration of beneficiary (as prescribed in Article 283, Paragraph 1 of the Stocks Regulations) or in the Individual Shareholder Notification (as prescribed in Article 154, Paragraph 1 of the Stocks Regulations), the Individual Investment Unit Holders Notification

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(as prescribed in Article 154, Paragraph 1 which is applied mutatis mutandis by reading of terms under Article 271, Paragraph 1 of the Stocks Regulations), or the Individual Preferred Equity Investment Holders Notification (as prescribed in Article 154, Paragraph 1 which is applied mutatis mutandis by reading of terms under Article 272, Paragraph 1 of the Stocks Regulations), with respect to the stocks, the bonds with share option, the share options, investment units, the preferred equity investments, or the investment trust beneficial rights the Customer has newly acquired;

3.10.	The Customer shall agree JASDEC will notify the issuer of the items related to the location of the account of the Customer when the issuer of the Book-Entry Stocks has made the public notice prescribed in Article 198, Paragraph 1 of the Companies Act and the Customer has notified JASDEC to the effect the Customer is a shareholder or a Registered Pledgee of Shares prescribed in Article 198, Paragraph 1 of the same Act when the issuer has demanded to provide information (this demand refers to the request prescribed in Article 156, Paragraph 1 of the Stocks Regulations);

3.11.	If the name/trade name, or address so registered contains any character not included in the Internal Characters determined by JASDEC for the purpose of the Transfer System for Stocks (the “Internal Characters” mean the characters within the aggregation of characters determined by JASDEC), the Customer shall give necessary instructions to Northern Trust with respect to the replacement of the character with Internal Characters;

3.12.

The Customer shall have the right to request Northern Trust make book-entry transfers with respect to those Book-Entry Stocks, etc. (other than those subject to attachment or those with respect to which book-entry transfers and applications thereof are otherwise prohibited under laws and ordinances) described or recorded in the Customer’s account; provided the Customer may not make any application for a transfer date (date when the transfer is made) falling on any date when transfer is restrictedii;

3.13.

When the Customer is a pledgee, the Customer may requestiii Northern Trust for authorisation to become the registered pledgee of stocks, registered pledgee of investment units, or registered pledgee of preferred equity investments with respect to the Book-Entry Stocks, Book-Entry Investment Units, or Book-Entry Preferred Equity Investments described or recorded as those subject to pledge in the Column for the Pledges in the account of the Customer;

3.14.

The Customer may request Northern Trust for authorisation to become a special shareholder (as prescribed in Article 151, Paragraph 2, Item 1 of the Law), a special investor (as prescribed in Article 151, Paragraph 2, Item 1 of the Law applied mutatis mutandis by reading of terms under Article 228, Paragraph 1 of the Law), a special holder of preferred equity investments (as prescribed in Article 151, Paragraph 2, Item 1 of the Law applied mutatis mutandis to Article 235, Paragraph 1 of the Law), or a special beneficiary (as prescribed in Article 111 of the Law applied mutatis mutandis to Article 278-3 of the Law) with respect to any Book-Entry Stocks, Book-Entry Investment Units, or Book-Entry Preferred Equity Investments, or Book-Entry Investment Trust Beneficial Right described or recorded in the Column for Holding in the account, received as

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collateral of a security interest;

3.15.	When the Customer is the trustee of trust, the Customer may demand Northern Trust describe or record the Book-Entry Stocks, etc. described or recorded in the account of the Customer as the trust assets;

3.16.	When the Customer is the issuer of Book-Entry Stocks or Book-Entry Preferred Equity Investments, the Customer may apply to Northern Trust for the obliteration of Book-Entry Stocks or Book-Entry Preferred Equity Investments issued by the issuer and described or recorded in the account of the Customer (other than those subject to attachment or those with respect to which obliterations and applications thereof otherwise prohibited under laws and ordinances);

3.17.	The Customer may request Northern Trust make an Individual Shareholder Notification (as provided in Article 154, Paragraph 4 of the Law);

3.18.	The Customer may demand Northern Trust provide agency services with respect to the registration of stocks as collateral with JASDEC (as prescribed in Article 159, Paragraph 1 of the Stocks Regulations), the registration of investment units as collateral (as prescribed in Article 159, Paragraph 1 which is applied mutatis mutandis by reading of terms under Article 271 of the Stocks Regulations), the registration of preferred equity investments as collateral (as prescribed in Article 159, Paragraph 1 applied mutatis mutandis by reading of terms under Article 272, Paragraph 1 of the Stocks Regulations), the registration of bonds with share option as collateral (as prescribed in Article 248, Paragraph 1 of the Stocks Regulations), the registration of share options as collateral (as prescribed in Article 248, Paragraph 1 applied mutatis mutandis by reading of terms under Article 263 of the Stocks Regulations), and the registration of investment trust beneficial rights as collateral (as prescribed in Article 159, Paragraph 1 applied mutatis mutandis by reading of terms under Article 283-2 of the Stocks Regulations);

3.19.	The Customer may demand Northern Trust provide agency services with respect to any demand to the issuer for the purchase of shares less than one unit described or recorded in the account of the Customer; provided when making the demand for agency, the Customer shall apply for the book-entry transfer of shares less than one unit being demanded for purchase to the account designated by the issuer;

3.20.	The Customer may demand Northern Trust provide agency services with respect to any demand to the issuer for the sales of shares less than one unit described or recorded in the account of the Customer; provided the payment to the issuer required for the sale shall be made through Northern Trust;

3.21.	The Customer may demand Northern Trust provide agency services with respect to any demand to the issuer for the acquisition of shares with put option described or recorded in the account of the Customer; provided in making this demand for providing agency services, the Customer shall apply for the transfer of the shares with put option to demand acquisition by the issuer to the account designated by the issuer;

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3.22.	The Customer may demand Northern Trust provide agency services for the notice of account to the issuer;

3.23.	When there are any descriptions or records in relation to the Book-Entry Stocks, etc. in the account of the Customer, no cancellation of the account shall be permitted;

3.24.	If the Customer is described or recorded in the Column for the Pledges in the account of another Participant as a shareholder, investor, holder of preferred equity investments, holder of bonds with share option, holder of share options or holder of investment trust beneficial rights, with respect to stocks as collateral (as prescribed in Article 159, Paragraph 1 of the Stocks Regulations), investment units as collateral (as prescribed in Article 159, Paragraph 1 applied mutatis mutandis by reading of terms under Article 271, Paragraph 1 of the Stocks Regulations), preferred equity investments as collateral (as prescribed in Article 159, Paragraph 1 applied mutatis mutandis by reading of terms under Article 272 of the Stocks Regulations), bonds with share option as collateral (as prescribed in Article 248, Paragraph 1 of the Stocks Regulations), or share options as collateral (as prescribed in Article 248, Paragraph 1 applied mutatis mutandis by reading of terms under Article 263 of the Stocks Regulations), or investment trust beneficial rights as collateral (as prescribed in Article 159, Paragraph 1 applied mutatis mutandis by reading of terms under Article 283-2 of the Stocks Regulations) or if the Customer is a special shareholder, special investor, special holder of preferred equity investments or special beneficiaries with respect to a request by another Participant to be a special shareholder, special investor, special holder of preferred equity investments, or special beneficiaries, the Customer shall not be permitted to cancel the account;

3.25.

Notwithstanding the application by the Customer for the cancellation of the account, if any increase in the Book-Entry Stocks arising from the adjustment to the number of sharesiv after the application is described or recorded in the account of the Customer, the Customer shall not be permitted to cancel the account.

3.26.	The Customer may demand Northern Trust provide agency services with respect to the designation of the dividend payment to the issuer (as prescribed in Article 168, Paragraph 1 of the Stocks Regulations) or the designation of distribution payment (as prescribed in Article 168, Paragraph 1 which is applied mutatis mutandis by reading of terms under Article 283-3 of the Stocks Regulations); provided the Customer shall agree to the following if the Customer demands the agency services for the designation of the dividend payment or the designation of the distribution payment applying the allocation method in proportion to the number of stocks (as prescribed in Article 166, Paragraph 1 of the Stocks Regulations, including those which is applied mutatis mutandis by reading of terms under Article 283-3 of the Stocks Regulations):

3.26.1.

The receipt of dividends (as prescribed in Article 166, Paragraph 1 of the Stocks Regulations) or distributions (as prescribed in Article 166, Paragraph 1 which is applied mutatis mutandis by reading of terms under Article 283-3 of the Stocks Regulations) relating to the number of

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Book-Entry Stocks, etc. described or recorded in the account of the Customer shall be delegated to Northern Trust or to the entity designated by Northern Trust as a re-delegated party beforehand;

3.26.2.	If an Account Management Institution other than Northern Trust has opened an account for the Customer, the receipt of dividends or distributions relating to the number of Book-Entry Stocks, etc. described or recorded in the account of the Customer opened by such other Account Management Institution shall be delegated to the other Account Management Institution or to the entity designated by the other Account Management Institution as a re-delegated party beforehand. The Customer shall also delegate to Northern Trust the notice of such designation to such other Account Management Institution;

3.26.3.	Northern Trust shall make the notice to such other Account Management Institution delegated pursuant to 3.26.2. above through the Upper Positioned Institution of the Account Management Institution and the Upper Positioned Institution of such other Account Management Institution;

3.26.4.	With respect to the trade name or name of the Account Management Institution receiving a dividend or distribution as an agent for the Customer, the bank account designated by the Account Management Institution to receive the dividend or distribution and the percentage of dividends or distributions to be received for each dividend-receiving account of the Account Management Institution, JASDEC will notify the issuer each time the issuer makes a dividend or distribution payment;

3.26.5.	When dividends or distributions the Customer should receive have been paid by the issuer to the Account Management Institution notified by JASDEC to the issuer pursuant to 3.26.4. above, the obligation of the issuer to pay the dividend or distribution to the Customer of Northern Trust extinguishes;

3.27.	With respect to the Book-Entry Bonds with Share Option described or recorded in the account of the Customer, if the redemption or early redemption is made, the Customer shall be deemed to have applied to Northern Trust for the obliteration of the Book-Entry Bonds with Share Option;

3.28.	With respect to the Book-Entry Investment Trust Beneficial Rights described or recorded in the account of the Customer, if the redemption or cancellation is made, the Customer shall be deemed to have applied to Northern Trust for the obliteration of the Book-Entry Investment Trust Beneficial Rights;

3.29.	Northern Trust will receive the payment of principal or interests on the Book-Entry Bonds with Share Option described or recorded in the account of the Customer on behalf of the Customer, and allocate them to the Customer;

3.30.

Northern Trust may agree with the Customer it will allocate to any person other than the Customer all or part of interests on the Book-Entry Bonds with Share Option described or recorded in the account of the Customer based on the

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request from the Customer;

3.31.	With respect to the Book-Entry Bonds with Share Option described or recorded in the account of the Customer, the Customer may demand Northern Trust provide agency services for the demand of the exercise of the Share Option by the Customer to the issuer; provided the Customer may not demand the agency services for the demand of the exercise of Share Options on the record date for shareholders of Book-Entry Stocks of the issue to be delivered through the exercise of Share Options, on the business day immediately preceding the same, or on the principal or interest payment date;

3.32.	With respect to the Book-Entry Share Options described or recorded in the account of the Customer, the Customer may demand Northern Trust provide agency services for the demand of the exercise of the Share Options or the payment related to the exercise to the issuer; provided Northern Trust shall not provide agency services during the period from two business days prior to the record date for shareholders of the Book-Entry Stocks of the issue to be delivered through the exercise of the Share Options to the record date;

3.33.	With respect to the Book-Entry Share Options described or recorded in the account of the Customer, when the period during which such Share Options can be exercised expires, Northern Trust shall immediately obliterate the Book-Entry Share Options;

3.34.	When the handling of the Book-Entry Bonds with Share Option, Book-Entry Share Options, or Book-Entry Investment Trust Beneficial Rights is discontinued and the issuer issues the certificates of bonds with share option, share option certificates, or the certificates of investment trust beneficial right, the Customer shall delegate Northern Trust to make the demand for the issuance of the certificates of bonds with share option, share option certificates or the certificates of investment trust beneficial right to the issuer. Furthermore, Northern Trust shall receive the certificates on behalf of the Customer and deliver them to the Customer;

3.35.	When the handling of the Book-Entry Bonds with Share Options, Book-Entry Share Options, or Book-Entry Investment Trust Beneficial Rights is discontinued, the Customer hereby agrees JASDEC will notify the issuer of the information on the name/trade name and address of the Customer or other information on the date on which the handling is discontinued when so determined by JASDEC;

3.36.	The Customer may demand Northern Trust deliver the documents prescribed in Article 222, Paragraph 3 of the Law;

3.37.	When the Customer receives delivery of the documents prescribed in Article 222, Paragraph 3 of the Law, the Customer shall not apply for the book-entry transfer or the obliteration of Book-Entry Bonds with Share Option certified by the document, until the Customer returns the documents to Northern Trust;

3.38.	In cases where the issuer of the Book-Entry Investment Trust Beneficial Rights is permitted to register beneficiaries through JASDEC, the Customer may

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demand Northern Trust provide agency services for the demand of the registration of beneficiaries to the trustee with respect to the Customer related to the Book-Entry Investment Trust Beneficial Rights as of the closing date of the computation period for the trust;

3.39.	The Customer may demand Northern Trust deliver the documents or provide the information prescribed in Article 277 of the Law;

3.40.	When Northern Trust does not handle certain issues (as prescribed in Article 8, Item 2 of the Stocks Regulations) of the Book-Entry Stocks, etc. (limited to cases where it does not constitute an unfair discriminatory practice prescribed in Article 14 of the Law which is applied mutatis mutandis by reading of terms under Article 46 of the Law), Northern Trust shall notify the Customer to that effect; and

3.41.	Northern Trust shall notify the Customer of the Nearest Upper Positioned Institution opening a Customer Account described or recorded with respect to the Book-Entry Stocks, etc. for which the Customer has the rights.

In the event of any inconsistency between the above Terms and Condition and Article 25 of the Regulations, Article 25 shall prevail.

4.	Tax Exemption eligibility

4.1.	In addition to the above, in order to confirm eligibility as a legal class of investor recognised by the tax authorities as eligible for tax exemption (“Tax Exempt Eligible Entity”) for the purposes of withholding tax exemption in respect of Book-Entry JGSs, Corporate Bonds and/or Convertible Bonds, as applicable and to the extent permitted by relevant tax regulations, the Customer hereby represents, warrants and agrees:

4.1.1	It is a Tax Exempt Eligible Entity for the purposes of withholding tax exemption on coupons paid on:

4.1.1.1	Book-Entry JGSs held through the BOJ;

4.1.1.2	Corporate Bonds held through the JASDEC System; and/or

4.1.1.3	Convertible Bonds held through the Transfer System for Stocks,

on its behalf;

4.1.2	It has, and will at all times, supply to Northern Trust the originals (or certified copies as required) of all such documents, affidavits or certificates as full evidence of its Tax Exempt Eligible Entity status, and will promptly supply to Northern Trust the originals (or certified copies as required) of such other documentation as may be required by Northern Trust in order to substantiate and verify the above warranty;

4.1.3	All information contained in or referred to in all such documents, affidavits or certificates is, and will at all times be, complete, true and accurate in all respects;

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4.1.4	It will notify Northern Trust promptly of any change in its status or residence or of any other event of change affecting, or potentially affecting, its eligibility as a Tax Exempt Eligible Entity; and

4.1.5	It will indemnify and hold Northern Trust harmless against any liability, loss, cost, claim, demand, fine, damage or expense (including legal fees and expenses) of any kind or nature whatsoever (“Loss”) imposed or incurred by or asserted against Northern Trust as a result of:

4.1.5.1	any breach by the Customer of the warranties referred to above; or

4.1.5.2	any reliance by Northern Trust on the information set out in the documentation supplied to Northern Trust hereunder

(including but not limited to direct, indirect, consequential and incidental Losses) provided this indemnity obligation shall apply only to the extent such Losses are not the result of fraud, willful misconduct or negligence by Northern Trust.

4.2	Furthermore, the Customer acknowledges:

4.2.1.	although Northern Trust will review the application for eligibility based on the representations and warranties made above together with the provision of any required documentation, and shall take steps to implement its tax exempt status, neither Northern Trust’s validation of the Customer’s status or the submission of any application on its behalf shall affirm the application has been accepted; and

4.2.2.	Northern Trust is unable to provide tax advisory services in connection with the validation the Customer’s status or the submission of an application, and the Customer should seek independent advice if it requires guidance relating to such application.

5.	Miscellaneous

5.1.	The Customer agrees to be bound and governed, in accordance with these Terms and Conditions, in respect to:

5.1.1.	the Book-Entry JGSs, by all rules and regulations established by Bank of Japan and other Japanese regulatory bodies applicable to JGS transactions executed through the BOJ System; and

5.1.2.	the Corporate Bonds, by all rules and regulations established by JASDEC and other Japanese regulatory bodies applicable to Corporate Bond transactions executed through the JASDEC; and

5.1.3.	the Book-Entry Stocks, etc. by all rules and regulations established by JASDEC and other Japanese regulatory bodies applicable to Book-Entry

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Stocks, etc. transactions executed through the Book-Entry Transfer System for Stocks, etc. in respect of Convertible Bonds.

5.2.	The Customer acknowledges the Japanese text of the Law, BOJ Regulations, Corporate Bonds Regulations, Stocks Regulations and any other applicable Japanese laws and regulations should be considered the definitive version, rather than any unofficial translations. Accordingly, the Customer agrees it is responsible for seeking advice from independent qualified advisors for any further information and interpretation it deems appropriate or necessary in connection with participation in the BOJ System, JASDEC System and/or Book-Entry Transfer System for Stocks.

5.3.	The Terms and Conditions constitute the entire understanding between the Customer and Northern Trust with respect to the subject matter hereof and supersede any prior agreements or understandings.

Terms and Conditions acknowledged and agreed by the Customer on March 12, 2013:

Advisers Investment Trust
Dina Tantra, President

Advisers Investment Trust on behalf of:

•	Lion Global Investors Asian Local Currency Bond Fund

•	Lion Global Investors Asian Credit High Yield Fund

Terms and Conditions acknowledged and agreed by Northern Trust on March 12, 2013:

Bryan Rooney
2nd Vice President on behalf of The Northern Trust Company

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APPENDIX I

Withholding Tax Exemption

Pursuant to the announcements by the Japanese National Tax Administration (NTA) and the Japan Securities Dealers Association (JSDA) regarding extension to the legal classes of investor recognised by the tax authorities as eligible for tax exemption (a “Tax Exempt Eligible Entity”), this document is provided to you as a current or future investor in JGSs, Corporate Bonds or Convertible Bonds to outline tax exemption options should your structure permit.

Investors may be entitled to a tax exemption only where JGSs, Corporate Bonds or Convertible Bonds are held in the BOJ System. It is our understanding exemption is currently available to the following classes of investor:

•	US corporate pension schemes with a trust structure

•	UK Occupational Pension schemes with a trustee structure

•	UK Local Government Pension Schemes organised under a trust structure

•	US Local Government Pension Schemes organised under a trust structure; (U.S. Public pension schemes)

•	Pension funds incorporated in their country of residence

•	Foreign collective investment schemes (with qualification) such as:

•	US Mutual funds organised under a business trust structure

•	UK authorized unit trusts

•	Irish authorized unit trusts

•	Canadian authorized unit trusts

•	Hong Kong authorized unit trust

•	Fonds common du placement (FCP) from Luxembourg, France and other European continental countries

•	Incorporated entities

•	US Partnerships/Trusts

•	US Partnerships established as business trusts

•	Non Japanese-resident individuals

•

Foreign securities investment trusts offered in Japan (provided the fund are offered by way of public offering in Japan but the profits from such units are distributed only through a Japanese financial institution (i.e. local securities firms))

•	Master funds of qualified foreign securities investment trusts

For your application to be considered, you must provide the relevant documentation in accordance with Schedule A below. Tax exemption benefits cannot be reclaimed retrospectively. Delay or failure to provide relevant documents may result in loss of tax benefits.

In our capacity as a Qualified Foreign Intermediary (QFI), we will review your application and supporting documentation. If the application can be validated, appropriate steps will be taken to implement tax exempt status on qualifying JGSs, Corporate Bonds or Convertible Bonds, as applicable, you hold.

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It should also be noted the Japanese Ministry of Finance has issued very limited guidance notes for QFI’s so where there is lack of clarity, it may be necessary for us to seek further opinion or to request any further documentation we deem appropriate prior to processing your application

[This paragraph to be deleted if client is not a pension fund - Current information pertaining to pension funds released by the JSDA and NTA only applies to pension funds (established in the manner prescribed) resident in the UK and US. Applications from non-prescribed pension funds will be considered by the NTA on an individual basis. In support of your application, you should provide the documentation specified for UK and US Pension Funds. We will forward applications to our Sub-custodian for onward transmission to the NTA.]

The information contained herein has been obtained from sources we believe to be reliable, but its accuracy cannot be guaranteed. Such information is subject to change, is intended for informational purposes only, and is not to be construed as legal, investment advice, tax advice or guidance.

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Schedule A

Client Type	Additional documentation requirements	Comments
Pension Funds

US corporate pension schemes with a trust structure	Details of the Law of Establishment	The eligible pension scheme must be a tax- approved pension scheme.

UK Occupational Pension schemes with a trustee structure	Details of the Law of Establishment	The eligible pension scheme must be a tax- approved pension scheme.

UK Local Government Pension Schemes organised under a trust structure	Details of the Law of Establishment	The eligible pension scheme must be a tax- approved pension scheme.

US Local Government Pension Schemes organised under a trust structure; (US Public pension schemes)	Details of the Law of Establishment	The eligible pension scheme must be a tax- approved pension scheme.

Pension funds incorporated in their country of residence	Details of the Law of Establishment	The eligible pension scheme must be a tax- approved pension scheme.

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Foreign Collective Investment Schemes (FCIS)

Fund prospectus or other similar documents identifying the criteria the fund is established in accordance with the appropriate law for collective investment scheme in the country of residence, and publicly marketed/offered outside Japan.

In the case of all documents each must be dated within the last six months or in the case of copies, certification that the document is a true copy, and must be dated within the last six months.

The following are examples of entities that may be considered as FCIS funds:

•      US Mutual funds organised under a business trust structure

•      UK authorized unit trusts

•      Irish authorized unit trusts

•      Canadian authorized unit trusts

•      Hong Kong authorized unit trust

•      Fonds common du placement (FCP) from Luxembourg, France and other European continental countries

The eligible fund must be regulated by the appropriate law for collective investment scheme in the country of residence. It must be publicly marketed/offered outside of Japan.
Partnerships and Trusts	The Founding Documents and details of Profit or Ownership Ratio

Incorporated Entities
Incorporated entities

Evidence of incorporation.

In the case of all documents each must be dated within the last six months or in the case of copies, certification that the document is a true copy, and must be dated within the last six months.

Example: Investment Trust, OEIC (UK.) Mutual fund with a corporate structure (US) SICAV (Luxembourg, France)
US Partnerships established as business trusts

Fund prospectus or other similar documents identifying the criteria the fund is established in accordance with the appropriate law for collective investment scheme in the country of residence, and publicly marketed/offered outside Japan.

In the case of all documents each must be dated within the last six months or in the case of copies, certification that the document is a true copy, and must be dated within the last six months.

Where the fund is established as a business trust with a partnership tax status in the US, Japanese tax laws shall also treat the fund as a business trust.

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Non Japanese- resident individuals

Foreigner registration certificate, a copy of the original foreigner registration, or a certificate certifying the items filled in the original foreigner registration.

Receipt for the payment of taxes, certificate of the payment of taxes.

Receipt for the payment of social insurance.

Documents issued or delivered by the government and public offices, or similar documents.

In the case of all documents each must be dated within the last six months or in the case of copies, certification that the document is a true copy, and must be dated within the last six months.

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i	Foreign nationals etc. as defined in Article 52-8, Paragraph 1 of the Broadcast Law (including the case applied with modifications in Article 52-28, Paragraph 1 of the same Law), or, as defined in Article 52-32, Paragraph 1 of the same Law when the issuer of a Foreign Ownership Limitation Issue is a private broadcaster prescribed in Article 52-8, Paragraph 1 of the same Law (including a program-supplying broadcaster prescribed in Article 2, Item 3-5 of the same Law), or, a certified holding company of private broadcasters prescribed in Article 52-32 Paragraph 1 of the same Law, or, foreign nationals prescribed in Article 120-2, Paragraph 1 of the Civil Aeronautics Act when the issuer is a Japanese domestic air carrier or its holding company prescribed in the same paragraph, or, persons prescribed in each item of Article 6, Paragraph 1 of the Act on Nippon Telegraph and Telephone Corporation, etc. when the issuer is Nippon Telegraph and Telephone Corporation);
ii	the dates restricting the transfer prescribed in Article 60, Paragraph 1 of the Stocks Regulations (including cases of mutatis mutandis application by the reading of terms under Article 271, Paragraph 1, Article 272, Paragraph 1 and Article 277 of the Stocks Regulations) or Article 189, Paragraph 1 of the Stocks Regulations (including cases of mutatis mutandis application by the reading of terms under Article 263 of the Stocks Regulations;
iii	the request prescribed in Article 151, Paragraph 4 of the Law (including cases of mutatis mutandis application by the reading of terms under Article 228, Paragraph 1 or Article 235, Paragraph 1 of the Law);

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iv	as prescribed in Article 82 of the Stocks Regulations including cases of mutatis mutandis application by the reading of terms under Article 92, Paragraph 2, Article 103 and Article 106 of the Stocks Regulations), Article 88 of the Stocks Regulations (including cases of mutatis mutandis application by the reading of terms under Article 271, Paragraph 1 of the Stocks Regulations), Article 90 of the Stocks Regulations (including cases of mutatis mutandis application by the reading of terms under Article 271, Paragraph 1 and Article 272, Paragraph 1 of the Stocks Regulations) or Article 97 of the Stocks Regulations (including cases of mutatis mutandis application by the reading of terms under Article 271, Paragraph 1 and Article 272, Paragraph 1 of the Stocks Regulations).

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